EXHIBIT 99.1

FOR IMMEDIATE RELEASE

October 28, 2003

CONTACT:	Ronald J. Domanico
V.P. and Chief Financial Officer
(770) 948-3101

CARAUSTAR REPORTS

THIRD QUARTER 2003 RESULTS

ATLANTA, Georgia—Caraustar Industries, Inc. (NASDAQ-NMS Symbol: CSAR) today announced that revenues for the third quarter ended September 30, 2003 were $253.0 million, an increase of 6.9 percent from revenues of $236.7 million for the same quarter in 2002. Income from operations before restructuring for the quarter increased significantly from $0.9 million in the third quarter of 2002 to $9.5 million for the same period in 2003. Net loss for the third quarter of 2003 was $1.1 million, compared to third quarter 2002 net loss of $4.5 million. Net loss per share for the third quarter 2003 was $0.04, compared to net loss of $0.16 per share in the third quarter of 2002. Included in the third quarter 2003 net loss were restructuring charges primarily related to the previously announced closing of the Ashland Carton Plant of approximately $3.1 million (pretax) or $0.07 net loss per share.

The quarterly improvement was driven by volume associated with the acquisition of the Smurfit Industrial Products Division (SIPD), higher margins from mill selling price increases (+$13/ton) and lower fiber costs (-$25/ton) that were only partly offset by increased fuel costs (+$13/ton). Gross margin increased from 16.1 percent to 17.6 percent. Selling, general and administrative expenses of $35.1 million were down $2.2 million versus 2002 as restructuring, cost reduction initiatives and a recovery of $1.9 million in bad debt expense more than offset the addition of the SIPD overhead and double-digit increases in health and welfare, pension expense, insurances, and professional services (including auditing). Also contributing to improved results for the quarter was a $2.4 million increase in equity of unconsolidated affiliates. Interest expense of $11.3 million was up $1.8 million due to the unwinding of interest rate swaps in the first half of 2003.

“Caraustar’s improved performance in the quarter is closely aligned with ongoing growth and rationalization initiatives in our primary businesses,” stated Thomas V. Brown, president and chief executive officer of Caraustar. “The company experienced a 20 percent volume gain in the tube and core sector and a 16.6 percent increase in the other specialty market, essentially from the SIPD operations acquired one year ago. The growth was in contrast to an 8.0 percent industry decline in volume for tubes and cores and a 2.8 percent gain in other specialty products.

“The carton market lost 3.7 percent in volume year-over-year,” Brown continued, “while our closure of the Ashland, Ohio plant caused a decrease in Caraustar’s volume of 7.4 percent in the sector. The improved contribution from our joint venture gypsum facing paperboard mill is documented below, including volume growth consistent with the industry.”

PHONE 770 . 948 . 3101    .     P. O. BOX 115    .    AUSTELL, GA 30168-0115

3100 JOE JERKINS BOULEVARD    .    AUSTELL, GA 30106-3227

Caraustar Industries, Inc.

October 28, 2003

Nine-month period ended September 30, 2003

For the nine-month period ended September 30, 2003, revenues were $752.8 million, an increase of 9.9 percent from revenues of $684.8 million for 2002. The net loss for the first nine months of 2003 was $18.1 million compared to a net loss of $4.6 million in 2002. Net loss per share was $0.65 for the first nine months of 2003 compared with a net loss per share of $0.16 in 2002. The net loss for the first nine months of 2003 includes a $9.3 million pre-tax restructuring charge representing approximately $0.21 per share.

Gross margin was 17.8 percent for the nine-month period ended September 30, 2003 compared to 18.4 percent for the first nine months of 2002 due to lower fiber costs and higher energy costs in 2003. Selling, general and administrative costs were almost one percent higher as a percentage of sales due to the SIPD transition, costs in reconfiguring businesses internally, and higher insurance and benefit costs.

Joint Ventures

The company’s two primary joint ventures (with 50 percent partner Temple-Inland), Premier Boxboard Limited (PBL) and Standard Gypsum, contributed $3.2 million of pretax earnings in third quarter 2003 versus $0.8 million for the same period in 2002. A softer quarter for the wallboard venture (Standard Gypsum) was more than offset by strong gains for the PBL mill. Total volume at PBL increased 10.4 percent in the third quarter 2003 versus 2002, with the gypsum facing paper component of volume up over 96 percent for the same period based on the increasingly favorable market preference for PBL lightweight facing paper.

Liquidity

In the third quarter 2003, Caraustar generated $25.9 million in net cash provided by operating activities (including an $11.7 million cash pension contribution), which is an increase of $10.8 million in net cash provided by operating activities over third quarter 2002. Capital expenditures were $3.9 million for the third quarter of 2003, and the company ended the third quarter of 2003 with $76.5 million of cash. Interest expense increased by $1.8 million from third quarter 2002 due to the unwinding of fixed to floating interest rate swaps. As of September 30, 2003, the company has no borrowings on its revolver but does have $47.0 million of letters of credit outstanding that reduce availability.

Caraustar, a recycled packaging company, is one of the largest and most cost-effective manufacturers and converters of recycled paperboard and recycled packaging products in the United States. The company has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled paperboard product markets: tubes, cores and cans; folding cartons and custom packaging; gypsum wallboard facing paper; and miscellaneous “other specialty” and converted products. Caraustar will be hosting a Webcast of its third quarter 2003 results beginning at 11:00 a.m. (EST) on Tuesday, October 28, 2003. In order to listen to the Webcast of its conference call, participants can log on at http://www.firstcallevents.com/service/ajwz39004057gf12.html or http://www.caraustar.com and look for the Webcast button/icon on the “Investor Relations” page of the Caraustar Web site.

This press release may contain certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results or financial condition. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors, including,

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Caraustar Industries, Inc.

October 28, 2003

but not limited to, fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, demand for the company’s products, the degree of success achieved by the company’s new product initiatives, changes in government regulations, the company’s ability to complete acquisitions and successfully integrate the operations of acquired businesses (including specifically the recently acquired Smurfit-Stone industrial packaging operations) and the company’s ability to service its substantial indebtedness. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and reports filed with the Securities and Exchange Commission, which are available from the company. These documents also may be examined at public reference facilities maintained by the Securities and Exchange Commission or, to the extent filed via EDGAR, accessed through the Web Site of the Securities and Exchange Commission (http://www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

For the Seven Quarters Ending September 30, 2003

Volume Sold (tons 000’s):	Q3 2003	Q2 2003	Q1 2003	Q4 2002	Q3 2002	Q2 2002	Q1 2002
CSAR Mill Tons Sold (Market)*	162.3	151.7	166.8	162.8	159.0	154.9	147.6
CSAR Mill Tons Converted	103.6	102.5	104.4	101.2	90.9	92.6	83.7

Total CSAR Mill Tons *	265.9	254.2	271.2	264.0	249.9	247.5	231.3
Outside Paperboard Purchased	33.2	30.7	33.9	37.5	30.1	30.6	31.9

Total Paperboard Controlled	299.1	284.9	305.1	301.5	280.0	278.1	263.2
Tube & Core Tons	83.2	83.7	85.5	85.8	68.8	66.6	58.4
Folding Carton Tons	106.5	101.0	119.6	121.3	115.1	107.6	106.6
Gypsum Paper Tons *	50.3	43.6	44.4	44.4	45.5	44.3	43.9
Specialty Tons	59.1	56.6	55.6	50.0	50.7	59.6	54.3

Total Converted Tons Controlled	299.1	284.9	305.1	301.5	280.1	278.1	263.2
* Includes PBL gypsum facing paper.	22.4	18.8	15.1	14.5	11.4	9.8	4.3

Changes in Selling Price and Costs ($/ton):

	Q3 2003 vs Q3 2002	Q3 2003 vs Q2 2003
Mill Average Net Selling Price	12.9	3.4
Mill Average Fiber Cost	(25.0)	(4.1)
Mill Average Fuel & Energy Cost	13.4	(2.2)

Increase / (Decrease)	24.5	9.7

T&C Average Net Selling Price	22.7	11.2

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
SALES	$253,013	$236,729	$752,758	$684,753
COST OF SALES	208,392	198,525	618,810	558,904

Gross profit	44,621	38,204	133,948	125,849
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	35,138	37,353	123,969	107,657

Income from operations before restructuring costs	9,483	851	9,979	18,192
RESTRUCTURING AND IMPAIRMENT COSTS	3,085	0	9,252	985

Income from operations	6,398	851	727	17,207
OTHER (EXPENSE) INCOME:
Interest expense	(11,251)	(9,431)	(32,832)	(28,110)
Interest income	286	493	722	1,361
Write-off of deferred debt costs	0	0	(1,812)	0
Equity in income of unconsolidated affiliates	3,217	826	4,681	1,861
Other, net	(93)	47	258	175

	(7,841)	(8,065)	(28,983)	(24,713)

LOSS BEFORE MINORITY INTEREST AND INCOME TAXES	(1,443)	(7,214)	(28,256)	(7,506)
MINORITY INTEREST IN LOSSES	155	35	92	113
BENEFIT FOR INCOME TAXES	(141)	(2,690)	(10,054)	(2,822)

NET LOSS	$(1,147)	$(4,489)	$(18,110)	$(4,571)

BASIC
NET LOSS PER COMMON SHARE	$(0.04)	$(0.16)	$(0.65)	$(0.16)

Weighted average number of shares outstanding	27,990	27,862	27,937	27,859

DILUTED
NET LOSS PER COMMON SHARE	$(0.04)	$(0.16)	$(0.65)	$(0.16)

Weighted average number of shares outstanding	27,990	27,862	27,937	27,859

Note:	Certain prior year income statement items have been reclassified to conform with the current year presentation.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76,476	$34,314
Receivables, net of allowances	105,597	106,149
Inventories	94,223	107,644
Refundable income taxes	615	14,926
Other current assets	7,924	8,498

Total current assets	284,835	271,531

PROPERTY, PLANT AND EQUIPMENT:
Land	13,534	14,337
Buildings and improvements	145,747	150,565
Machinery and equipment	630,605	643,863
Furniture and fixtures	15,535	14,894

	805,421	823,659
Less accumulated depreciation	(383,333)	(380,264)

Property, plant and equipment, net	422,088	443,395

GOODWILL	183,130	180,545

INVESTMENT IN UNCONSOLIDATED AFFILIATES	53,451	52,830

OTHER ASSETS	29,087	36,913

	$972,591	$985,214

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$101	$70
Accounts payable	69,541	60,027
Accrued interest	20,069	8,687
Accrued compensation	12,104	12,828
Accrued pension	0	11,279
Other accrued liabilities	31,713	36,941

Total current liabilities	133,528	129,832

SENIOR CREDIT FACILITY	0	0

OTHER LONG-TERM DEBT, less current maturities	532,666	532,715

DEFERRED INCOME TAXES	52,990	60,630

PENSION LIABILITY	21,320	13,572

DEFERRED COMPENSATION	1,411	1,500

OTHER LIABILITIES	5,642	4,584

MINORITY INTEREST	608	700

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock, $.10 par value; 5,000,000 shares authorized; none issued	0	0
Common stock, $.10 par value; 60,000,000 shares authorized, 28,147,732 and 27,906,674 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	2,815	2,791
Additional paid-in capital	182,384	182,224
Retained earnings	61,456	79,566
Accumulated other comprehensive loss	(22,229)	(22,900)

	224,426	241,681

	$972,591	$985,214

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Nine Months Ended September 30,
	2003	2002
Cash (used in) provided by
Operating activities:
Net loss	$(18,110)	$(4,571)
Depreciation and amortization	22,130	46,148
Write-off of deferred debt costs	1,812	0
Disposal of property, plant and equipment	1,116	334
Restructuring costs	8,547	985
Other noncash adjustments	(7,640)	6,512
Equity in income of unconsolidated affiliates, net of distributions	(1,031)	4,794
Changes in operating assets and liabilities	36,024	1,590

Net cash provided by operating activities	42,848	55,792

Investing activities:
Purchases of property, plant and equipment	(14,707)	(16,126)
Acquisitions of businesses, net of cash acquired	(695)	(69,144)
Proceeds from disposal of fixed assets	984	244
Investment in unconsolidated affiliates	0	(200)
Other, net	0	478

Net cash used in investing activities	(14,418)	(84,748)

Financing activities:
Proceeds from senior credit facility	0	38,000
Repayments of short and long-term debt	(17)	(6,628)
Proceeds from swap agreement unwind	15,950	0
Dividends paid	0	(833)
Deferred debt costs	(2,201)	(1,320)

Net cash provided by financing activities	13,732	29,219

Net change in cash and cash equivalents	42,162	263
Cash and cash equivalents at beginning of period	34,314	64,244

Cash and cash equivalents at end of period	$76,476	$64,507

Cash payments for interest	$20,237	$21,673

Income tax refunds, net of payments	$17,157	$18,441

Stock issued for acquisitions	$0	$325